Exhibit 10.2
EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT
     THIS SUPPLEMENTAL RETIREMENT AGREEMENT (this “Agreement”), is entered into as of the 15th day of November, 2006, by and between THE LAMSON & SESSIONS CO., an Ohio corporation with its principal offices at Cleveland, Ohio (the “Company”), and Michael J. Merriman, Jr. (“Executive”);
WITNESSETH:
     WHEREAS, Executive is presently employed by the Company in a key executive position and possesses substantial talent, ability and unique business experience which has been and will continue to be of great value to the Company; and
     WHEREAS, the Company desires to supplement Executive’s retirement and disability benefits commensurate with his experience and value to the Company;
     NOW, THEREFORE, the Company and the Executive hereby agree to the terms of the Agreement as follows:
     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:
          1.1 A “Change of Control” shall be deemed to have occurred if any of the following events shall occur, and if such event constitutes a change in the ownership or control of the Company, or in the ownership of a substantial portion of the assets of the Company (for purposes of Section 409A of the Code):
               (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section; or
               (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or
               (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or
               (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          1.2 “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.
          1.3 “Company” shall mean the Company and any of its divisions and subsidiaries.
          1.4 “Eligible” shall mean that Executive shall have attained age fifty-five (55) and shall have completed five (5) years of continuous employment with the Company; provided, however, that if a Change of Control shall have occurred, Executive shall be deemed to be “Eligible” for all purposes of this Agreement regardless of his age or length of employment with the Company.

          1.5 Termination “For Cause” shall mean prior to any termination of employment by the Company, Executive shall have committed:
               (a) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;
               (b) intentional wrongful damage to property of the Company; or
               (c) intentional wrongful disclosure of secret processes or confidential information of the Company;
and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated “For Cause” hereunder unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors of the Company then in office at a meeting of the Board of Directors of the Company called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board of Directors of the Company), finding that, in the good faith opinion of the Board of Directors of the Company, Executive had committed an act set forth above in this Section and specifying the particulars thereof in detail. Nothing herein shall limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.
          1.6 “Key Employee” shall mean a key employee as defined in Section 409A of the Code and Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company or a subsidiary thereof.
          1.7 “Normal Retirement Date” shall mean the first day of the month coincident with or next following Executive’s attainment of age sixty-five (65).
          1.8 “Other Plan Benefit” shall mean a benefit payable to Executive under any defined benefit plan sponsored by the Company, any of its divisions or subsidiaries (“Other Plan”), calculated as if payable to Executive on a life annuity basis commencing on the date supplemental benefits commence to Executive under this Agreement (irrespective of any deferral of the commencement of payment of such benefits thereunder).
          1.9 “Permanent Disability” shall mean permanent and total disability as determined under the Company’s Long-Term Disability Plan (the “LTD Plan”).
          1.10 “Retirement Plan” shall mean The Lamson & Sessions Co. Salaried Employees’ Retirement Plan, as amended from time to time.
          1.11 “Retirement Plan Benefit” shall mean the amount that would be payable to Executive under the Retirement Plan pursuant to the terms thereof, assuming for purposes of this

Agreement that Executive became a participant in such Retirement Plan on his date of hire, and assuming further that the following Code limitations do not apply:
               (a) the limitations on the annual amount of benefits imposed by Section 415 of the Code, or
               (b) any limitation imposed by Section 401(a)(17) of the Code on the amount of compensation taken into account under the Retirement Plan or any Other Plan.
Such benefit shall be determined on a life annuity basis, commencing on the date supplemental benefits commence to Executive under this Agreement. Notwithstanding the foregoing, Executive shall be credited with two (2) Years of Credited Service for every one (1) year, or part thereof, of continuous employment he completes, until such time as the Executive is credited with a total of twenty (20) Years of Credited Service. Thereafter, he shall be credited with one (1) Year of Credited Service for every year, or part thereof, of continuous employment he completes.
          1.12 “Termination of Employment” shall mean a separation from service as defined under Section 409A of the Code, as amended, and the guidance issued thereunder.
          1.13 “Year of Credited Service” shall have the meaning set forth in the Retirement Plan.
     2. SUPPLEMENTAL RETIREMENT BENEFITS
          2.1 Retirement at Normal Retirement Date. Upon Executive’s retirement on or after his Normal Retirement Date, and provided he is Eligible on the date of such retirement, Executive shall be entitled to receive a supplemental retirement benefit from the Company. Such supplemental retirement benefit shall commence as soon as administratively possible following Executive’s Termination of Employment subject to Section 4 of this Agreement and shall be paid, on a life annuity basis, in an amount equal to the Retirement Plan Benefit (determined solely for purposes of Sections 5.1(b), 5.2(a)(i)(A)(2), 5.2(a)(i)(B)(2), 5.2(a)(ii)(B) and 8.2 of the Retirement Plan as if he had completed thirty (30) years of continuous employment with the Company on or as of the date of his retirement) minus his Other Plan Benefit, if any.
          2.2 Termination of Employment Other Than For Cause Or As a Result of Death Or Disability. In the event that Executive’s employment with the Company shall be terminated prior to his Normal Retirement Date other than For Cause or by reason of his death or Permanent Disability, and provided he is Eligible on the date of such termination, Executive shall be entitled to receive a supplemental retirement benefit from the Company. Such supplemental retirement benefit shall commence as soon as administratively possible following the earliest to occur of (i) Executive’s Normal Retirement Date or (ii) his Termination of Employment after either a Change of Control or Executive’s completion of five (5) years of continuous service and attainment of age fifty-five (55), subject to Section 4 of this Agreement, and shall be paid, on a life annuity basis, in an amount determined pursuant to the following formula:

               (a) The Retirement Plan Benefit (determined solely for purposes of Sections 5.1(b), 5.2(a)(i)(A)(2), 5.2(a)(i)(B)(2), 5.2(a)(ii)(B) and 8.2 of the Retirement Plan as if he had completed thirty (30) years of continuous employment with the Company on or as of the date of his termination and as if his retirement benefits had commenced as of his Termination of Employment, but extending the reduction table in Section 8.2 of the Retirement Plan from age fifty-five (55) to Executive’s earlier age at Termination of Employment, if Executive’s employment is terminated before he attains age fifty-five (55) following a Change of Control, such extension to provide for a reduction of seven percent (7%) for each year that Executive’s age at the time he terminates employment is less than age fifty-five (55), multiplied by
               (b) A fraction, the numerator of which shall be the number of years of the Executive’s continuous employment with the Company until his termination and the denominator of which shall be the number of years of continuous employment Executive would have had if he had remained employed by the Company until his Normal Retirement Date (provided, however, that if Executive shall have attained age sixty-two (62), the fraction referred to in this Section shall be equal to one (1)); minus
               (c) Executive’s Other Plan Benefit, if any.
     3. DISABILITY BENEFITS.
          3.1 Pre-Retirement Disability Benefit. In the event that Executive incurs a Termination of Employment with the Company by reason of his Permanent Disability and becomes eligible for payments under the LTD Plan by reason of such Permanent Disability, and provided he is Eligible on the date of his Termination of Employment, the Company shall pay Executive, commencing on the date payments under the LTD Plan commence but subject to Section 4.1 below, a supplemental disability benefit, on a monthly basis, in an amount determined pursuant to the following formula:
               (a) Sixty percent (60%) of the Executive’s basic monthly earnings (as defined in the LTD Plan); minus
               (b) Monthly disability benefits paid under the LTD Plan; minus
               (c) Other income benefits (as defined in the LTD Plan), except family Social Security benefits and the benefits payable to Executive under this Agreement.
Such supplemental disability payments shall continue until the cessation of disability benefits under the LTD Plan.
          3.2 Post-Retirement Disability Benefit. In the event that Executive’s employment with the Company shall be terminated by reason of his Permanent Disability and he would have thereafter become eligible for a disability retirement benefit pursuant to Section 6.5 of the Retirement Plan (assuming Executive was a participant therein), and provided he is Eligible on the date of termination, the Company shall pay Executive, commencing upon the later of his Normal Retirement Date or the date upon which pre-retirement disability benefits payable under Section 3.1 cease, a supplemental retirement benefit, on a life annuity basis, in an amount determined pursuant to the formula set forth in Section 2.1 of this Agreement.

     4. TIME OF PAYMENT.
          4.1 Restriction On Key Employees. Notwithstanding any provision of this Agreement to the contrary, Executive’s status as a Key Employee requires the payment of Executive’s supplemental retirement benefit received on account of Termination of Employment to commence on the first day of the seventh month following such Termination of Employment (or, if earlier, the date of death).
          4.2 Acceleration Prohibited. The acceleration of the time or schedule of any payment due under this Agreement is prohibited except as provided in regulations and administrative guidance promulgated under Section 409A of the Code.
     5. METHODS OF PAYMENT. If on the date benefits under Section 2 commence Executive is not married, such benefits shall be paid in the Life Annuity Form described in Article VII of the Retirement Plan. If on the date such benefits commence Executive is married, such benefits shall be paid in the Spouse’s Annuity Form described in Article VII of the Retirement Plan.
     6. POST-DEATH BENEFITS.
          6.1 Death of Executive After Commencement of Supplemental Retirement Benefits. In the event of the death of Executive on or after the date benefits under Section 2 commence, the Company shall pay to Executive’s beneficiary or beneficiaries the death benefit (including Spouse’s Annuity), if any, provided under the form of payment pursuant to which Executive was receiving benefits pursuant to Section 5, commencing on the first day of the month following the month in which Executive dies.
          6.2 Death of Executive Prior to Retirement While Married. In the event of the death of Executive while he is in the employment of the Company or a division or subsidiary thereof, after attainment of age fifty-five (55), while he is married, and prior to his retirement, the Company shall pay to Executive’s surviving spouse, commencing on the first day of the month following the month in which Executive dies, a supplemental spouse’s benefit, on a life annuity basis, in an amount determined and calculated as follows:
(a)	(i)	The death benefit (including Spouse’s Annuity) which would have been payable under Section 9.2 of the Retirement Plan (assuming Executive was a Participant therein), without regard, however, to
(A)	the limitations on the annual amount of benefits set forth in Article XV of the Retirement Plan, or

(B)	any limitation imposed by Section 401(a)(17) of the Code on the amount of compensation taken into account under the Retirement Plan or any Other Plan,

(determined solely for purposes of Sections 5.1(b), 5.2(a)(i)(A)(2), 5.2(a)(i)(B)(2), 5.2(a)(ii)(B), and 8.2 of the Retirement Plan as if he had completed thirty (30) years of continuous employment with the Company and had retired on or as of the date of his death), multiplied by
(ii)	A fraction, the numerator of which shall be the number of years of the Executive’s continuous employment with the Company until his date of death and the denominator of which shall be the number of years of continuous employment Executive would have had if he had remained employed by the Company until his Normal Retirement Date (provided, however, that if Executive shall have attained age sixty-two (62)), the fraction referred to in this Section shall be equal to one (1)); minus
(b)	Any Other Plan Benefit payable to the surviving spouse.
     7. FORFEITURE OF BENEFITS.
          7.1 Termination For Cause. In the event that the Company shall at any time terminate Executive’s employment For Cause, it is hereby agreed that the Company shall have no obligation under this Agreement of any nature whatsoever and that Executive’s rights and the rights of his beneficiary or beneficiaries hereunder shall be completely and totally forfeited.
          7.2 Termination of Employment Prior to Executive Becoming Eligible. In the event that Executive’s employment with the Company shall be terminated for any reason prior to Executive’s becoming Eligible, it is hereby agreed that the Company shall have no obligation under this Agreement of any nature whatsoever and that Executive’s rights and the rights of his beneficiary or beneficiaries hereunder shall be completely and totally forfeited.
          7.3 Violation of Noncompetition Clause. In the event that Executive shall engage in conduct which constitutes a violation of Section 8 of this Agreement, the Company shall be free from any obligation to make any payments provided for under this Agreement to Executive or to Executive’s beneficiaries, and any and all such payments shall cease.
     8. LIMITATIONS AND RESTRICTIONS ON COMPETITION. During a period ending on the date of the first to occur of either the attainment by Executive of age sixty-five (65) or one (1) year following termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company, engage in any Competitive Activity. For purposes of this Agreement, “Competitive Activity” shall mean Executive’s participation, without the written consent of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amount to twenty-five percent (25%) of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to twenty-five percent (25%) of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
     9. MISCELLANEOUS PROVISIONS.
          9.1 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. No right or interest under this Agreement of Executive (or any person claiming through or under Executive) other than the surviving spouse of Executive after he is deceased shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of Executive.
          9.2 Interpretation. All questions of interpretation, construction or application arising under this Agreement shall be decided by the Board of Directors of the Company, whose decision shall be final and conclusive upon all persons.
          9.3 Savings Clause. In the event that any provision or term of this Agreement is finally determined by any judicial, quasijudicial or administrative body to be void or not enforceable for any reason, it is the intent of the parties hereto that all other provisions and terms of this Agreement shall remain in full force and effect and that this Agreement shall be enforceable as if such void or non-enforceable provision or term had never been a part hereof.
          9.4 Governing Law. This Agreement is executed in and shall be construed in accordance with and governed by the laws of the State of Ohio without giving effect to any provision of such laws regarding choice of laws or conflict of laws.
          9.5 No Rights in Any Property of Company. The undertakings of the Company herein constitute merely the unsecured promise of the Company to make the payments as provided for herein; no property of the Company is or shall, by reason of this Agreement, be held in trust for Executive, any beneficiary or any other person; and neither Executive nor any beneficiary nor any other person shall have by reason of this Agreement any right, title or interest of any kind in or to any property of the Company. It is intended that (i) this Agreement shall be “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, (ii) nothing in this Agreement shall currently constitute a transfer of property for purposes of Section 83 of the Code, or any successor provision thereto, or shall cause a currently taxable benefit to be realized by Executive or his beneficiaries pursuant to the “economic benefit” doctrine and (iii) pursuant to Section 451 of the Code, or any successor provision thereto, amounts payable pursuant to this Agreement will be includable in the gross income of Executive or his beneficiaries in the taxable year or years in which such amounts are actually distributable or made available to Executive or his beneficiaries.
          9.6 Employment of Executive by Company. Nothing herein shall be construed as an offer or commitment by the Company to continue Executive’s employment with the Company for any period of time.

          9.7 Termination by the Company. The Company may terminate this Agreement at any time; provided, however, that no such termination shall adversely affect the rights or benefits accrued by Executive (whether or not vested) under this Agreement prior to his receipt of notice of such termination.
          9.8 Taxes. Notwithstanding the foregoing, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any income recognized by Executive in connection herewith, and Executive shall be responsible for any taxes imposed on Executive in connection herewith.
          9.9 Compliance with Section 409A of the Code. It is intended that this Agreement comply with the provisions of Section 409A of the Code. The Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Executive).
          9.10 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when received. All such communications shall be addressed as follows:
     If to the Company, to:
The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122
Attention: Secretary
     If to Executive, to:
The Lamson & Sessions Co.
25701 Science Park Drive
Cleveland, Ohio 44122
Attention: Michael J. Merriman
provided, however, that if any party or his or its successors shall have designated a different address by written notice to the other party, then to the last address so designated.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

THE LAMSON & SESSIONS CO.
By:	/s/ John B. Schulze
	Name:	John B. Schulze
	Title:	Chairman of the Board

/s/ Michael J. Merriman, Jr.
Michael J. Merriman, Jr.